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                                                                     Exhibit 5.1
                                                                     -----------



                                January 14, 1998



Xilinx, Inc.
2100 Logic Drive
San Jose, California  95124

     RE:  REGISTRATION STATEMENT ON FORM S-8
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Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 15, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the "Shares") to be issued pursuant to your 1997 Stock Plan and 1990 Employee Qualified Stock Purchase Plan (the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany grants under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                Very truly yours,

                                WILSON, SONSINI, GOODRICH & ROSATI,
                                Professional Corporation

                                /s/ WILSON, SONSINI, GOODRICH & ROSATI